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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               MAXXIS GROUP, INC.

                                    ARTICLE I

         The name of the corporation is "Maxxis Group, Inc." The principal executive office of the corporation is 1901 Montreal Road, Suite 108, Tucker, Georgia 30084.

                                   ARTICLE II

         The corporation shall have authority to issue not more than 30,000,000 shares of capital stock which shall consist of:

                  (i) 20,000,000 shares of Common Stock, no par value per share (the "Common Stock"); and

                  (ii) 10,000,000 shares of preferred stock, no par value per share (the "Preferred Stock").

         A.       Common Stock.

         Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article II, the Common Stock shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Amended and Restated Articles of Incorporation, including, but not limited to, the following rights and privileges:

         (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

         (ii) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

         (iii) upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the net assets of the corporation available for distribution shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

         B.       Preferred Stock.

         In addition to the Common Stock, the corporation shall have the authority, exercisable by its Board of Directors, to issue up to 10,000,000 shares of Preferred Stock, any part or all




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of which shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Amended and Restated Articles of Incorporation, which shall be effective without shareholder action, in accordance with the appropriate provisions of the Georgia Business Corporation Act (the "Act") and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

         100,000 shares of the corporation's Preferred Stock shall be designated "Series A Convertible Preferred Stock." The Series A Preferred Stock shall have the rights, preferences, privileges, restrictions, and other matters as follows:

                  1.       Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Series A Convertible Preferred Stock (the "Series A Holders") shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $5.50 per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus all declared or accumulated but unpaid dividends on such share for each share of Series A Convertible Preferred Stock then held by them and no more. If upon the occurrence of such event, the assets and funds thus distributed among the Series A Holders shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the Series A Holders in proportion to the shares of Series A Convertible Preferred Stock then held by them.

                  (b) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preferences with respect to the Series A Convertible Preferred Stock as provided in subparagraph (a) of this Section 1, the holders of the Common Stock shall be entitled to receive, prior and in preference to any further distribution of any of the assets or surplus funds of the corporation to the Series A Holders by reason of their ownership thereof, an amount equal to the per share book value for each share of Common Stock then held by them and no more. Subject to the payment in full of the liquidation preferences with respect to the Series A Convertible Preferred Stock as provided in subparagraph (a) of this Section 1, if upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them. After payment to the Series A Holders and the holders of Common Stock of the amounts set forth in subparagraph (a) above and this subparagraph
(b), the entire



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remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Convertible Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which the Series A Holders have the right to acquire upon conversion of their shares.

                  (c) A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 1, but shall be subject to the provisions of Section 4 hereof.

                  2. Voting Rights. Except as otherwise expressly provided herein or as required by law, the Series A Holders shall have no voting rights on account of the ownership of Series A Convertible Preferred Stock and shall not be entitled to notice of any shareholders meeting.

                  3. Conversion. The Series A Holders shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time at least 14 months after the date of issuance of such share, at the office of the corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.50 plus all declared or accumulated but unpaid dividends on each share of Series A Convertible Preferred Stock by the then applicable Conversion Price, determined as hereinafter provided (the "Conversion Price"), in effect on the date the certificate is surrendered for conversion. The initial Conversion Price shall be $5.50. Such initial Conversion Price shall be adjusted as hereinafter provided.

                  (b) Automatic Conversion. Each share of Series A Convertible Preferred Stock that has been outstanding for at least 14 months shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon the closing of a public offering that occurs at least 14 months following the date of issuance and that provides gross proceeds to the corporation of at least $7,500,000.

                  (c) Mechanics of Conversion. Before any Series A Holder shall be entitled to convert his shares of Series A Convertible Preferred Stock into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the corporation or of any transfer agent for such stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series A Holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Convertible Preferred Stock to be converted, and the person or persons entitled to receive the



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shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d)      Adjustments to Conversion Price.

                  (i) Special Definitions. For purposes of this Section 3, the following definitions apply:

                           "Original Issue Date" shall mean the date on which a
                  share of Series A Convertible Preferred Stock was first issued.

                           "Additional Shares of Common Stock" shall mean all
                  shares of Common Stock issued by the corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                           (A) upon conversion of shares of Series A Convertible Preferred Stock;

                           (B) to officers, directors or employees of, or consultants to, the corporation, on terms approved by the Board of Directors; or

                           (C) as a dividend or distribution on Series A Convertible Preferred Stock.

                           (ii)    Adjustments for Combinations or Subdivisions.
No adjustment in the Conversion Price of a particular share of Series A Convertible Preferred Stock shall be made unless this corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

                  (e) Other Distributions. In the event the corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation or any of its subsidiaries other than Additional Shares of Common Stock, then in each such event provision shall be made so that the Series A Holders shall receive the securities of the corporation which they would have received had their stock been converted into Common Stock on the date of such event.

                  (f) No Impairment. The corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all



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the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Series A Holders against impairment.

                  (g) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution of: (i) any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock; (ii) any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property; or
(iii) any other similar right, the corporation shall mail to each Series A Holder at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

                  (h) Issue Taxes. The corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

                  (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

                  (j) Fractional Shares. No fractional share shall be issued upon the conversion of any shares of Series A Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Convertible Preferred Stock by a Series A Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share of Common Stock. In lieu of any fractional share of Common Stock to which a Series A Holder would otherwise be entitled, the corporation shall make a cash payment equal to the fair market value of such fractional share of Common Stock, as determined in good faith by the Board of Directors.

                  (k) Adjustments. In case of any reorganization or any reclassification of the capital stock of the corporation, any consolidation or merger of the corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the corporation to another corporation, each share of Series A Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon



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conversion of such share of Series A Convertible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Series A Holders, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series A Convertible Preferred Stock.

                  4.       Merger, Consolidation.

                  (a)      At any time, in the event of:

                           (i) a consolidation or merger of the corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary;

                           (ii) any corporate reorganization in which the corporation shall not be the continuing or surviving entity of such reorganization;

                           (iii) a sale of all or substantially all of the assets of the corporation; or

                           (iv) any transaction approved by the corporation in which more than 50% of the outstanding stock of the corporation (on an as-converted basis) is exchanged in any three month period;

the Series A Holders shall be paid (unless such payment is waived by the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock) in cash or in securities received from the acquiring corporation or in a combination thereof, at the closing of any such transaction, an amount equal to the amount per share which would be payable to such holders pursuant to Section 1 if all consideration received by the corporation and its shareholders in connection with such event were being distributed in a liquidation of the corporation.

                  (b) Any securities to be delivered to the Series A Holders pursuant to Section 4(a) above shall be valued as follows:

                           (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                                    (A) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the 30-day period ending three
                                    (3) days prior to the closing;

                                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and



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                           (C) If there is no active public market, the
                           value shall be the fair market value thereof
                           (as determined in good faith by the Board of Directors of the corporation).

                      (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
                      (b)(1)(a), (b)(1)(b) or (b)(1)(c) to reflect the
                      approximate fair market value thereof (as determined in good faith by the Board of Directors of the corporation).

                  (c) The corporation shall give each Series A Holder written notice of such impending transaction not later than 30 days prior to the shareholders' meeting called to approve such transaction or 30 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction, The first of said notices shall describe the material terms and conditions of the contemplated transaction as well as the terms and conditions of this Section 4, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 30 days after the mailing by the corporation of the first notice provided for herein or sooner than 20 days after the mailing by the corporation of any notice of material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of not less than 50% of the then outstanding Series A Convertible Preferred Stock.

                  5. Amendment. Any term relating to the Series A Convertible Preferred Stock may be amended and the observance of any term relating to the Series A Convertible Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of more than 50% of all Series A Convertible Preferred Stock then outstanding and the corporation. Any amendment or waiver so effected shall be binding upon the corporation and any Series A Holder.

                  6. Restrictions and Limitations. So long as any shares of Series A Convertible Preferred Stock remain outstanding, the corporation shall not, without the vote or written consent by the holders of more than 50% of the then outstanding shares of Series A Convertible Preferred Stock:

                  (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock or create any new class or series of capital stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights, or otherwise, superior to (but not on a parity with) any such preference or priority of the Series A Convertible Preferred Stock;

                  (b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock; or

                  (c) Declare or pay any cash dividends on the corporation's Common Stock unless the Series A Holders receive dividends of like amount on an as-if-converted to Common Stock basis.



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                  7. No Reissuance of Series A Convertible Preferred Stock. No
share or shares of Series A Convertible Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

                                  ARTICLE III

         The corporation shall have not more than fifteen directors, and the number of directors shall be set by the Board of Directors as set forth in the corporation's Amended and Restated Bylaws. The Board of Directors shall be divided into three classes to be known as Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Except in case of death, resignation, disqualification or removal for cause, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the first annual meeting of shareholders after his election; each initial director in Class II shall hold office until the second annual meeting of shareholders after his election; and each initial director in Class III shall hold office until the third annual meeting of shareholders after his election. Despite the expiration of a director's term, he shall continue to serve until his successor, if there is to be any, has been elected and qualified. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such an increase or decrease shall be apportioned among the three classes of directors so that the three classes remain as nearly equal in size as possible; provided, however, that there shall be no classification of additional directors elected by the Board of Directors until the next meeting of shareholders called for the purpose of electing directors, at which meeting the terms of all such additional directors shall expire, and such additional directors positions, if they are to be continued, shall be apportioned among the classes of directors and nominees therefor shall be submitted to the shareholders for their vote. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, may only be filled by the affirmative vote of the remaining directors even if the remaining directors constitute less than a quorum of the Board of Directors. Any director or the entire Board of Directors may be removed with or without cause by a majority vote of the holders of Common Stock then entitled to vote thereon.

                                   ARTICLE IV

         No director of the corporation shall be personally liable for monetary damages to the corporation or its shareholders for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

                  (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

                  (ii) acts or omissions which involve intentional misconduct or a knowing violation of law;

                  (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Act; and



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                  (iv) any transaction from which the director received an
         improper personal benefit.

         If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.

                                   ARTICLE V

         All actions by the shareholders shall be taken at a meeting, with prior notice which complies with the notice provisions of the corporation's Amended and Restated Bylaws, and with a vote of the holders of the outstanding stock of each voting group entitled to vote thereon.

                                   ARTICLE VI

         In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located and all other factors such directors consider pertinent; provided, however, that any such provision shall be deemed solely to grant discretionary authority to directors and shall not be deemed to provide to any constituency any right to be considered.

         These Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of Maxxis Group, Inc. pursuant to a written consent dated March 23, 1998. Shareholder action was not required.

         IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of the 23rd day of March, 1998.

                                       /s/ Thomas O. Cordy
                                       -------------------------------------
                                       Thomas O. Cordy
                                       President and Chief Executive Officer



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